Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces First Quarter 2017 Results

Sales of $862 million

Net income (loss) attributable to common stockholders of $0

Adjusted EBITDA of $36 million

Cash flow from operations of $22 million

Houston, TX – May 4, 2017 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced first quarter 2017 results.

The company’s sales were $862 million for the first quarter of 2017, which were 10% higher than the first quarter of 2016 and 20% higher than the fourth quarter of 2016. As compared to last year, increased customer activity primarily in the midstream sector drove the improvement.

Net income (loss) attributable to common stockholders for the first quarter of 2017 was $0 million, or $0.00 per diluted share, compared to net loss attributable to common stockholders of $(14) million, or $(0.14) per diluted share for the first quarter of 2016. The first quarter 2016 results include after-tax severance and restructuring charges of $4 million. There were no such charges in the first quarter of 2017.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “We are confident the recovery in the oil and gas market is underway with first quarter 2017 revenue higher than any quarter in 2016. This quarter, we saw a 20% sequential increase in sales. This performance was driven by growth across all sectors with very strong performance in our midstream transmission and gathering sector as well as each of our Canadian and U.S. upstream businesses. Also this quarter, we completed the additional authorization of our stock repurchase program buying $18 million in stock for a total of $125 million since the program was implemented.”

MRC Global’s first quarter 2017 gross profit was $140 million, or 16.2% of sales, an increase from first quarter 2016 gross profit of $133 million, or 17.0% of sales. Gross profit for the first quarter of 2017 and 2016 reflects an expense of $1 million and a benefit of $3 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were $126 million, or 14.6% of sales, for the first quarter of 2017 compared to $137 million, or 17.5% of sales, for the same period of 2016. SG&A expenses were 8% lower than the first quarter of 2016, primarily due to cost reduction measures taken in 2016. SG&A expenses for the first quarter of 2016 include $5 million of pre-tax severance and restructuring charges. There were no such charges in the first quarter of 2017.

Adjusted EBITDA was $36 million in the first quarter of 2017 compared to $19 million for the same period in 2016. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (loss) (a GAAP measure) in this release.

The effective tax rate in the first quarter of 2017 was 14% as a result of the impact of a discrete tax benefit related to a new accounting standard adopted in the quarter.

Sales by Segment

U.S. sales in the first quarter of 2017 were $666 million, up $60 million, or 10%, from the same quarter in 2016. Excluding $18 million of revenue earned in the first quarter of 2016 related to the U.S. oil country tubular goods (OCTG) product line, which was sold in February 2016, U.S. sales increased 13%. The increase is due to higher rig counts and a large ongoing project with one of our transmission customers, partially offset by the conclusion of a large petrochemical project.

Canadian sales in the first quarter of 2017 were $77 million, up $13 million, or 20%, from the same quarter in 2016 primarily due to the upstream business. Approximately $3 million of the total increase was a result of a stronger Canadian dollar relative to the U.S. dollar.

International sales in the first quarter of 2017 were $119 million, up $6 million, or 5%, from the same period in 2016. The increase was primarily due to a $12 million Australian line pipe contract in the midstream sector partially offset by a decline in upstream activity.

Sales by Sector

Upstream sales in the first quarter of 2017 increased 6% over the first quarter of 2016 to $245 million, or 28% of total sales. The increase in upstream sales was primarily in our Canadian segment followed by the U.S. as a result of increased customer activity. Excluding OCTG revenue from the first quarter of 2016, U.S. upstream sales increased $27 million or 24% in the first quarter of 2017. International upstream sales decreased 17% in the first quarter of 2017 from the first quarter of 2016.

Midstream sales in the first quarter of 2017 increased 33% from the first quarter of 2016 to $371 million, or 43% of total sales. Sales to transmission and gathering customers were up 48% while sales to gas utility customers were up by 20% over the same quarter in 2016.

Downstream sales in the first quarter of 2017 decreased 10% from the first quarter of 2016 to $246 million, or 29% of total sales. The U.S. downstream sector decreased by $32 million, or 15%, primarily due to the conclusion of a large petrochemical project. Sequentially, the U.S. downstream sector increased $13 million or 8% primarily related to an increase in refining turnaround activity.

Balance Sheet

Cash balances were $93 million at March 31, 2017. Debt, net of cash, was $319 million at March 31, 2017.  During the first quarter of 2017, the company generated $22 million of cash from operations.

Share Repurchase Program Update

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million, which was increased in November 2016 to $125 million. During the first quarter of 2017, the company repurchased $18 million of its common stock at an average price of $20.54 per share completing the current authorization under the share repurchase program. In total, the company has repurchased 8.5 million shares at an average price of $14.64. The outstanding share count as of March 31, 2017 is 94.4 million shares.

Conference Call

The Company will hold a conference call to discuss its first quarter 2017 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 5, 2017. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 19, 2017 and can be accessed by dialing 201-612-7415 and using pass code 13656624#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, the company’s expectations regarding the pay down of its debt, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-

looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

0

	March 31,	December 31,
	2017	2016

Assets
Current assets:
Cash	$ 93	$ 109
Accounts receivable, net	476	399
Inventories, net	567	561
Other current assets	48	48
Total current assets	1,184	1,117

Other assets	22	19

Property, plant and equipment, net	140	135

Intangible assets:
Goodwill, net	483	482
Other intangible assets, net	400	411

	$ 2,229	$ 2,164

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 390	$ 314
Accrued expenses and other current liabilities	112	111
Current portion of long-term debt	8	8
Total current liabilities	510	433

Long-term obligations:
Long-term debt, net	404	406
Deferred income taxes	184	184
Other liabilities	24	23

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
102,927,696 and 102,529,637 issued, respectively	1	1
Additional paid-in capital	1,678	1,677
Retained deficit	(574)	(574)
Less: Treasury stock at cost: 8,537,410 and 7,677,580 shares, respectively	(125)	(107)
Accumulated other comprehensive loss	(228)	(234)
	752	763
	$ 2,229	$ 2,164

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended
	March 31,	March 31,
	2017	2016

Sales	$ 862	$ 783
Cost of sales	722	650
Gross profit	140	133

Selling, general and administrative expenses	126	137
Operating income (loss)	14	(4)

Other expense:
Interest expense	(7)	(8)
Other, net	-	(1)

Income (loss) before income taxes	7	(13)
Income tax expense (benefit)	1	(5)
Net income (loss)	6	(8)
Series A preferred stock dividends	6	6
Net income (loss) attributable to common stockholders	$ -	$ (14)

Basic income (loss) per common share	$ -	$ (0.14)
Diluted income (loss) per common share	$ -	$ (0.14)
Weighted-average common shares, basic	94.8	100.7
Weighted-average common shares, diluted	94.8	100.7

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2017	2016

Operating activities
Net income (loss)	$ 6	$ (8)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	5	5
Amortization of intangibles	11	12
Equity-based compensation expense	4	3
Amortization of debt issuance costs	1	-
Increase (decrease) in LIFO reserve	1	(3)
Foreign currency losses	-	1
Other	2	3
Changes in operating assets and liabilities:
Accounts receivable	(75)	67
Inventories	(6)	24
Other current assets	(1)	(6)
Income taxes payable	2	(5)
Accounts payable	74	(22)
Accrued expenses and other current liabilities	(2)	(13)
Net cash provided by operations	22	58

Investing activities
Purchases of property, plant and equipment	(11)	(10)
Proceeds from the disposition of non-core product line	-	48
Net cash (used in) provided by investing activities	(11)	38

Financing activities
Payments on revolving credit facilities	(14)	(23)
Proceeds from revolving credit facilities	14	23
Payments on long-term obligations	(2)	(2)
Purchase of common stock	(18)	(38)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(3)	-
Net cash used in financing activities	(29)	(46)

(Decrease) increase in cash	(18)	50
Effect of foreign exchange rate on cash	2	2
Cash -- beginning of period	109	69
Cash -- end of period	$ 93	$ 121

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Income (Loss)

 (in millions)

	Three Months Ended
	March 31,	March 31,
	2017	2016

Net income (loss)	$ 6	$ (8)
Income tax expense (benefit)	1	(5)
Interest expense	7	8
Depreciation and amortization	5	5
Amortization of intangibles	11	12
Increase (decrease) in LIFO reserve	1	(3)
Change in fair value of derivative instruments	1	1
Equity-based compensation expense (1)	4	3
Severance and restructuring charges (2)	-	5
Foreign currency losses	-	1
Adjusted EBITDA	$ 36	$ 19

Notes to above:

(1)	Recorded in SG&A
(2)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2017	of Revenue	2016	of Revenue

Gross profit, as reported	$ 140	16.2%	$ 133	17.0%
Depreciation and amortization	5	0.6%	5	0.6%
Amortization of intangibles	11	1.3%	12	1.5%
Increase (decrease) in LIFO reserve	1	0.1%	(3)	(0.4%)
Adjusted Gross Profit	$ 157	18.2%	$ 147	18.7%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Segment

	Three Months Ended
	March 31,	March 31,
	2017	2016

U.S.	$ 666	$ 606
Canada	77	64
International	119	113
	$ 862	$ 783

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
	2017	2016

Valves, automation, measurement and instrumentation	$ 322	$ 299
Line pipe (1)	146	132
Gas products	134	101
Carbon steel fittings and flanges	123	120
Stainless steel and alloy pipe and fittings	41	48
Other	96	83
	$ 862	$ 783

Notes to above:

(1)As a result of the February 2016 disposition of our U.S. OCTG product line, pre-disposition OCTG sales of $18 million have been included within line pipe sales for the three months ended March 31, 2016.

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